                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                               PALL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                PALL CORPORATION
                            2200 NORTHERN BOULEVARD
                           EAST HILLS, NEW YORK 11548

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD NOVEMBER 19, 1998

                             ---------------------

To the Holders of Common Stock:

PLEASE TAKE NOTICE that the annual meeting of shareholders of Pall Corporation, a New York corporation (the "Company"), will be held at The Garden City Hotel, 45 Seventh Street, Garden City, New York 11530, on Thursday, November 19, 1998 at 2:00 P.M. for the following purposes:

          (1) to elect four directors for a three-year term;

          (2) to consider and vote upon a proposal to approve the adoption of the Company's 1998 Employee Stock Option Plan; and

          (3) to transact such other business as may properly come before the meeting.

The close of business on October 8, 1998 has been fixed as the record date for the meeting; only shareholders of record at that time are entitled to notice of and to vote at the meeting.

                                                 Mary Ann Bartlett,
                                                           Secretary

October 19, 1998

                                PALL CORPORATION
                            2200 NORTHERN BOULEVARD
                           EAST HILLS, NEW YORK 11548

                                                                October 19, 1998

                                PROXY STATEMENT

     The enclosed proxy is solicited by the Board of Directors of Pall Corporation, a New York corporation (the "Company"), for use at the annual meeting of shareholders to be held on Thursday, November 19, 1998, at 2:00 P.M. at The Garden City Hotel, 45 Seventh Street, Garden City, New York 11530, and at any adjournments thereof (the "meeting"). Shareholders are requested to date and execute the enclosed form of proxy and return it in the enclosed postage-paid return envelope, whether or not they plan to attend the meeting.

     The approximate date on which this proxy statement and the enclosed proxy will be first sent to shareholders is October 19, 1998. The cost of the solicitation of proxies in the enclosed form (estimated not to exceed $150,000) will be borne by the Company. The solicitation is to be made primarily by mail, but may be supplemented by telephone calls and personal solicitation by full-time regular employees of the Company, who will not be specially compensated therefor, and by the firm of Georgeson & Company Inc., which has been retained for this purpose by the Company and which is to be paid the sum of $7,500 as a fee for its services plus disbursements estimated at $100,000, such fee and estimated disbursements being included in the total cost estimate given above.

                                     VOTING

     The shares represented by each properly signed and returned proxy will be voted in accordance with the instructions marked thereon. In the event that voting instructions are not marked on any such proxy, the shares represented by such proxy will be voted for the election as directors of the nominees proposed herein and for the approval of the 1998 Employee Stock Option Plan. The Board of Directors is not aware of any other matters to be presented for action at the meeting, but in the event that other matters are properly brought before the meeting, shares represented by properly signed and returned proxies will be voted in accordance with the judgment of the persons named as proxies.

     Shareholders have the right to revoke their proxies at any time before a vote is taken, by notifying the Secretary of the Company in writing at the address given above. In addition, a shareholder may revoke a proxy (1) by executing a new proxy card bearing a later date, provided the new proxy is received by Wachovia Bank, N.A. (which will have a representative present at the meeting) before the vote, (2) by attending the meeting and voting in person, or
(3) by any other method available to shareholders by law.

     The close of business on October 8, 1998 has been fixed as the record date for the meeting, and only shareholders of record at that time will be entitled to vote. The only capital stock of the Company outstanding is Common Stock, par value $.10 per share (the "Common Stock"). There were 124,247,002 shares of Common Stock outstanding and entitled to vote on the record date. Each shareholder is entitled to one vote for each share held. The holders of a majority of the shares issued and outstanding on the record date, present in person or represented by proxy, will constitute a quorum at the meeting.

               [BOARD NOMINEES AND DIRECTORS PHOTOS AND CREDITS]

                             ELECTION OF DIRECTORS

Four directors are to be elected at the meeting, each for a three-year term. The Board of Directors, on the recommendation of its Nominating Committee, has nominated John Haskell, Jr., Katharine Plourde, Heywood Shelley and Alan Slifka, all of whom are presently directors of the Company. The Board of Directors recommends that shares represented by the enclosed proxy be voted for the election of Ms. Plourde and Messrs. Haskell, Shelley and Slifka. Although it is not anticipated that any of the nominees will become unavailable before the meeting, in that event the persons named as proxies on the enclosed proxy card will have the right, at their discretion, to vote all properly executed proxies for such substitute candidate, if any, as may be nominated by the Board of Directors.

     Directors will be elected by a plurality of the votes properly cast (in person or by proxy) at the meeting. Thus, shareholders who do not vote, or who withhold their vote from one or more of the nominees named above and do not vote for another person, will not affect the outcome of the election provided that a quorum is present at the meeting. A broker who is the record owner of shares of Common Stock beneficially owned by a customer will have discretionary authority to vote such shares if the broker has not received voting instructions from the beneficial owner by the tenth day before the meeting, provided that this proxy statement has been transmitted to the beneficial owner at least 15 days before the meeting.

     Set forth below is information with respect to the nominees and each other present director of the Company continuing in office after the meeting. The principal occupations of each director during at least the past five years is shown in the fourth column and the notes thereto. (Derek Williams, who is presently Executive Vice President and a director of the Company, is retiring as an officer on October 31, 1998, after 27 years of distinguished service. Mr. Williams will continue as a director until the annual meeting, when his term expires.)

                                                                                           SERVICE AS  PRESENT
                                 POSITIONS AND OFFICES                                      DIRECTOR    TERM
          NAME             AGE     WITH THE COMPANY**          PRINCIPAL OCCUPATIONS         SINCE     EXPIRES
          ----             ---   ---------------------         ---------------------       ----------  -------
Abraham Appel............   83  Founder Director          President, Appel Consultants,          1969     1999
                                                          Inc., consultants on financing
                                                           and foreign trade, Toronto,
                                                           Canada
John H.F. Haskell,                                        Managing Director, Warburg
  Jr.*...................   66  Director                  Dillon Read LLC, investment             May     1998
                                                           banking firm, New York,               1998
                                                           N.Y.(a)
Ulric Haynes, Jr.........   67  Director                  Executive Dean for University          1994     1999
                                                           International Relations,
                                                           Hofstra University, Hempstead,
                                                           N.Y. since September 1,
                                                           1996(b)
Jeremy Hayward-Surry.....   55  President and Director    Officer of the Company(c)              1993     1999
Eric Krasnoff............   46  Chairman and Chief        Officer of the Company(d)              1994     2000
                                 Executive Officer and
                                 Director
Edwin W. Martin, Jr......   67  Director                  (e)                                    1993     1999
Katharine L. Plourde*....   46  Director                  (f)                                    1995     1998
Chesterfield F.                                           Retired
  Seibert................   73  Director                                                         1971     2000
Heywood Shelley*.........   71  Director                  Attorney(g)                            1990     1998
Alan B. Slifka*..........   69  Director                  (h)                                    1964     1998
James D. Watson..........   70  Director                  (i)                                    1988     2000

---------------

      * Nominee for election at the meeting.

     ** Mr. Appel is a member of the Audit, Compensation and Nominating Committees of the Board of Directors. Mr. Haskell is a member of the Nominating Committee. Mr. Haynes is a member of the Compensation Committee. Messrs. Krasnoff, Hayward-Surry and Shelley are members of the Executive Committee. Dr. Martin is a member of the Compensation and Nominating Committees. Mr. Seibert is a member of the Audit and Nominating Committees. Ms. Plourde and Dr. Watson are members of the Audit Committee.
                                                        (footnotes on next page)

     (a) Mr. Haskell is a director of The Equitable Companies Incorporated.

     (b) Mr. Haynes, who was the U.S. Ambassador to Algeria in 1977-1981, was Dean of the Business School at Hofstra University from August 1991 through August 1996.

     (c) Mr. Hayward-Surry has been President of the Company since July 1994 and prior thereto was Executive Vice President from November 1992. He was also Treasurer and Chief Financial Officer of the Company from November 1992 to January 1998. Mr. Hayward-Surry is a director of V.I. Technologies, Inc.

     (d) Mr. Krasnoff has been Chairman and Chief Executive Officer of the Company since July 1994 and prior thereto was President and Chief Operating Officer from October 1993.

     (e) Dr. Martin was President and Chief Executive Officer until September 1994, and since then has been President Emeritus, of the National Center for Disability Services, a non-profit education, rehabilitation and research agency located in Albertson, N.Y. Dr. Martin is a director of Roslyn Bancorp Inc.

     (f) Ms. Plourde was a Principal and analyst at the investment banking firm of Donaldson, Lufkin & Jenrette, Inc., New York, N.Y. until November 1997. Since that time she has engaged in private investing and serving on the boards of directors of the Company and of a not-for-profit organization.

     (g) Mr. Shelley was a member of the firm of Carter, Ledyard & Milburn, New York, New York, through December 1997 and since then has been counsel to that firm, which acts as legal counsel to the Company.

     (h) Mr. Slifka is Managing Principal of Halcyon/Alan B. Slifka Management Company LLC, formerly Alan B. Slifka and Company, L.P., which Mr. Slifka founded in 1982. The firm, headquartered in New York City, provides financial asset management through the Halcyon and Gryphon Partnerships, of which it is managing general partner. In addition, since October 1993 Mr. Slifka has been Chairman of the Board of Global Telesystems Group, Inc., an operator of long distance and access telecommunications networks and a provider of voice and data telecommunications services to business customers and other telecommunications service providers in Western Europe, the Commonwealth of Independent States, Central Europe, India and China.

     (i) Dr. Watson was Director until January 1994, and since then has been President, of the Cold Spring Harbor Laboratory, a biomedical research institution specializing in genetics located in Cold Spring Harbor, New York. Dr. Watson, who shared the Nobel Prize for medicine in 1962, is a director of Diagnostic Products Corporation and SIBIA Neurosciences, Inc.
                            ------------------------

     There were seven meetings of the Board of Directors of the Company during fiscal 1998, including one meeting by conference telephone. The Executive Committee of the Board is authorized to act on most Board matters during the intervals between meetings of the full Board. There were 14 meetings of the Executive Committee during fiscal 1998 and in addition certain actions were taken by unanimous written consent without a meeting.

     The duties and responsibilities of the Audit Committee include, among other things, review of the Company's financial statements, consideration of the nature and scope of the work to be performed by the Company's independent auditors, oversight of the results of such work, review of such auditors' letters to management which evaluate (as part of their annual audit of the Company's financial statements) the internal control systems of the Company, discussions with representatives of management of particular areas of the Company's operations, and meeting with the Company's internal audit managers to review their plans and to discuss internal audit reports. The Audit Committee met twice during fiscal 1998.

     The Compensation Committee has the power and duty to fix the compensation of officers of the Company and to authorize and approve the making of employment contracts between the Company and its officers. The Committee also administers the Company's stock option plans and selects the employees to whom options are to be granted and the number of shares to be optioned to each. The Compensation Committee met three times in fiscal 1998 and in addition took certain actions by unanimous written consent without a meeting.

     The Nominating Committee has the power and duty to develop policy on the size and composition of the Board of Directors and criteria for director nomination, to establish procedures for the nomination process, to identify and recommend candidates for election to the Board, and to evaluate the participation and contribution of current Board members. The Nominating Committee met twice in fiscal 1998. The Nominating Committee will consider nominees for director recommended by shareholders. The procedure to be followed by a shareholder in submitting such recommendations is to send the Corporate Secretary a letter making the recommendation and describing fully the education, business experience and other qualifications of the person recommended.

     During fiscal 1998, each presently incumbent director attended 75% or more of the aggregate number of meetings of the Board and of the Board committee or committees on which he or she served, except for Mr. Slifka, who attended four of seven of such meetings.

     For serving on the Board of Directors, each director of the Company who is not also an employee of the Company is paid $2,000 a month plus $1,500 for each meeting of the Board and Board committees attended (other than meetings by conference telephone). Each member of the Audit Committee is paid an additional $500 a month, and Mr. Shelley is paid an additional $750 a month for his service on the Executive Committee. Directors who are employees receive no additional compensation for serving as directors.

     Dr. David B. Pall, who founded the Company in 1946, retired from the Board of Directors in May 1998 but agreed to continue to perform consulting services for the Company on request. Dr. Pall's services are performed under a Consulting Agreement which became effective upon his retirement as a full-time officer of the Company in 1992 and which continues in effect until terminated by either party on six months' notice. Dr. Pall is paid for his services under the Consulting Agreement at the rate of $1,500 a day, and during fiscal 1998 the Company paid him $34,500 under the Agreement. During the term of the Consulting Agreement, Dr. Pall is entitled to receive, at the Company's expense, private office space and furnishings, secretarial services, a Company car and appropriate laboratory space and equipment and, on request, automobile transportation and personal accounting services.

     The Company and its officers and directors are insured under an insurance policy dated August 1, 1998, with Chubb Group of Insurance Companies with respect primarily to liability arising from the performance by officers and directors of their corporate duties. The policy also includes certain other coverage and the Company pays the premium, which is $155,000 per year. The Company and its officers and directors are also insured under two excess insurance policies, each dated August 1, 1998, with National Union Fire Insurance Company of Pittsburgh, Pennsylvania and Executive Risk Specialty Insurance Company with respect to liability arising from the performance by officers and directors of their corporate duties. The total annual premium paid by the Company for these two policies is $109,020.

     Under the Company's Stock Option Plan for Non-Employee Directors (the "Director Plan") approved by shareholders in 1995, a maximum of 300,000 shares of Common Stock were reserved for issuance upon exercise of options which are granted automatically each year, on the date of and immediately following the annual meeting of the Company's shareholders, to each member of the Board of Directors who is elected or re-elected at such annual meeting and who is not at that time an employee of the Company or any of its subsidiaries (a "Non-Employee Director"). There are currently nine Non-Employee Directors. The exercise price of each option granted under the Director Plan is the fair market value (as defined in the Director Plan) on the date of grant of the shares of Common Stock subject to such option. Each option granted under the Director Plan becomes exercisable in three substantially equal, cumulative installments on each of the first three anniversary dates of the date of grant, and expires on the fifth anniversary of the date of grant.

     Under the Director Plan, on the date of each annual meeting of the Company's shareholders each Non-Employee Director who is elected a director of the Company by the shareholders for the first time at such annual meeting is granted an option to purchase 20,000 shares of Common Stock for election to a three-year term, 16,667 shares of Common Stock for election to a two-year term, and 13,333 shares for election to a one-year term. Also on the date of each annual meeting of shareholders, each Non-Employee Director who is re-elected at such meeting is granted an option to purchase 10,000 shares for a three-year term, 6,667 shares for a two-year term, and 3,333 shares for a one-year term. Thus, Messrs. Seibert and Watson and Dr. Pall, who were re-elected at the 1997 annual meeting for a three-year term, were each granted an option on that date to purchase 10,000 shares of Common Stock at an exercise price of $21.28 per share.

              COMPENSATION AND OTHER BENEFITS OF SENIOR MANAGEMENT

     The following table sets forth information concerning the total compensation of the Chief Executive Officer of the Company and the four other executive officers who had the highest individual aggregates of salary and bonus during the Company's fiscal year ended August 1, 1998. These five persons are hereinafter referred to collectively as the "Named Executive Officers."

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                                                           COMPENSATION
                                                                              AWARDS
                                                                           ------------
                                               ANNUAL COMPENSATION          SECURITIES
NAME AND                         FISCAL   -----------------------------     UNDERLYING       ALL OTHER
PRINCIPAL POSITION                YEAR     SALARY     BONUS      OTHER      OPTIONS(#)    COMPENSATION(C)
------------------               ------   --------   --------   -------    ------------   ---------------
Eric Krasnoff..................   1998    $537,004   $214,802   $84,394(a)   180,000          $73,772
  Chairman and                    1997     516,308    232,339    63,704(b)       -0-           73,142
  Chief Executive Officer         1996     491,787    491,787                120,000           72,525
Jeremy Hayward-Surry...........   1998     367,588    110,276                 75,000           44,900
  President                       1997     353,548    120,206                    -0-           50,184
                                  1996     336,762    252,572                 75,000           48,316
Derek T.D. Williams............   1998     275,899     47,822                 50,000              -0-
  Executive Vice President        1997     263,721     51,803                    -0-              313
  and Chief Operating Officer     1996     233,611    101,232                 50,000            9,824
  (retiring effective 10/31/98)
Gerhard Weich..................   1998     265,836     39,917                 30,000           19,853
  Group Vice President            1997     282,259     35,250                    -0-            5,794
                                  1996     298,971     74,743                 30,000              844
Samuel T. Wortham..............   1998     219,648     79,337                 30,000           37,614
  Group Vice President            1997     211,224     88,714                    -0-           35,428
                                  1996     207,018    144,913                 30,000           27,109

---------------
     (a) Comprised of $64,275 for the cost of legal and accounting services and $20,119 for the provision of a company car.

     (b) Comprised of $45,360 for the cost of legal and accounting services and $18,344 for the provision of a company car.

     (c) Includes amounts which, under regulations of the Securities and Exchange Commission, are deemed to be compensation by reason of interest-free loans made by the Company for the payment of the exercise price of options under the Company's employee stock option plans. See Indebtedness of Officers and Directors under Stock Option Plans below. Such amounts, computed under rates prescribed by the Internal Revenue Service to determine "imputed interest," were as follows in fiscal 1998: Mr. Krasnoff -- $26,601; Mr.
Hayward-Surry -- $15,912; Mr. Weich -- $10,853; and Mr. Wortham -- $20,272. Also includes employer contributions under the Company's Profit-Sharing Plan and Supplementary Profit-Sharing Plan, which contributions for fiscal 1998 were as follows: Mr. Krasnoff -- $47,171; Mr. Hayward-Surry -- $28,988; and Mr.
Wortham -- $17,342.

OPTIONS

     The following tables set forth information concerning grants of stock options to, and exercises of stock options by, the Named Executive Officers during fiscal 1998, and the number and value of unexercised options held by each of them at August 1, 1998:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                  INDIVIDUAL GRANTS
                                 ---------------------------------------------------   POTENTIAL REALIZABLE VALUE
                                 NUMBER OF      % OF TOTAL                             AT ASSUMED ANNUAL RATES OF
                                 SECURITIES      OPTIONS                                STOCK PRICE APPRECIATION
                                 UNDERLYING     GRANTED TO                                   FOR OPTION TERM
                                  OPTIONS       EMPLOYEES      EXERCISE   EXPIRATION   ---------------------------
NAME                             GRANTED(1)   IN FISCAL YEAR   PRICE(2)      DATE          5%             10%
----                             ----------   --------------   --------   ----------   -----------   -------------
Eric Krasnoff..................   120,000          3.9         $20.3750    11/07/02     $675,000      $1,492,680
                                   60,000          2.0          20.5625    07/07/03      340,890         753,210
Jeremy Hayward-Surry...........    75,000          2.5          20.3750    11/07/02      421,875         932,925
Derek T.D. Williams............    50,000          1.6          20.3750    11/07/02      281,250         621,950
Gerhard Weich..................    30,000          1.0          20.3750    11/07/02      168,750         373,170
Samuel T. Wortham..............    30,000          1.0          20.3750    11/07/02      168,750         373,170

---------------
(1) The options in this table become exercisable in four cumulative installments on each of the first through fourth anniversary dates of the date of grant.

(2) Fair market value of a share of the Company's Common Stock on the date of grant.

                   AGGREGATED OPTION EXERCISES IN LAST FISCAL
                     YEAR AND FISCAL YEAR-END OPTION VALUES

                                                               NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                            OPTIONS AT FISCAL YEAR-END       AT FISCAL YEAR-END(2)
                            SHARES ACQUIRED      VALUE      ---------------------------   ---------------------------
NAME                        ON EXERCISE(#)    REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                        ---------------   -----------   -----------   -------------   -----------   -------------
Eric Krasnoff.............     -0-               -0-          145,000        240,000       $519,063       $337,500
Jeremy Hayward-Surry......     -0-               -0-          137,500        112,500        543,750        145,313
Derek T.D. Williams.......     -0-               -0-           75,000         75,000        190,625         96,875
Gerhard Weich.............      10,000          $30,625        50,000         45,000        133,438         58,125
Samuel T. Wortham.........     -0-               -0-           50,000         45,000        133,438         58,125

---------------
(1) Value realized is the aggregate market value, on the date of exercise, of the shares acquired less the aggregate exercise price paid for such shares.

(2) Value of unexercised options is the difference between the aggregate market value of the underlying shares (based on the closing price on July 31, 1998, which was $22.3125 per share) and the aggregate exercise price for such shares.

CONTRACTS WITH NAMED EXECUTIVE OFFICERS

     The Company has employment contracts with Messrs. Krasnoff, Hayward-Surry and Wortham, the three U.S.-based Named Executive Officers. These three contracts provide for annual base salaries equal to the greater of (i) the base salary for the preceding fiscal year adjusted for the annual change in the consumer price index or (ii) the amount fixed by the Board of Directors (which acts for this purpose by its Compensation Committee, consisting of three Non-Employee Directors). The base salaries payable for fiscal 1999, as fixed by the Compensation Committee, are as follows: Mr. Krasnoff -- $558,500; Mr. Hayward-Surry -- $382,300, and Mr. Wortham -- $228,400. These contracts also provide for annual incentive bonuses determined by a formula under which a bonus equal in amount to a percentage of base salary becomes payable if the

Company's return on equity (after-tax consolidated net income (as defined) as a percentage of average shareholders' equity (as defined)) exceeds a certain percentage (the "Bonus Threshold"); the bonus increases to reflect increases in return on equity up to a maximum bonus payable when return on equity equals or exceeds a certain percentage (the "Maximum Bonus Percentage"). For fiscal 1999, the Bonus Threshold is 12.5% and the Maximum Bonus Percentage is 17%. For fiscal years after fiscal 1999, the Compensation Committee will determine the Bonus Threshold and the Maximum Bonus Percentage, consistent in each case with expected results based upon the Company's normal projection procedures, or based on statistical or trend data. The maximum bonus payable under this formula is 100% of base salary for Mr. Krasnoff, 75% of base salary for Mr. Hayward-Surry, and 28% of base salary for Mr. Wortham. Also, Mr. Wortham, who is in charge of a separate segment of the Company's business, may receive an additional bonus based on the results of operations of the business segment for which he is responsible. Under Mr. Wortham's employment contract, the Chief Executive Officer has discretion to determine the amount of this additional bonus, up to a maximum amount of 42% of Mr. Wortham's base salary. The formula currently used by the Chief Executive Officer in determining the business segment component of bonuses for executive officers is described below under Compensation Committee Report on Executive Compensation -- Annual Incentive Bonuses.

     Each of these three employment contracts is for a "Term of Employment" which will continue until terminated by either party on not less than two years' notice except that (i) the effective date of termination cannot be earlier than July 31, 2003 as to Messrs. Krasnoff and Hayward-Surry and (ii) unless the parties agree otherwise, the Term of Employment ends at age 65. In addition, Mr. Krasnoff has the right to terminate his employment on not less than 30 days' notice if at any time he no longer has the title, authority and duties of chief executive officer. Under each of these three employment contracts, in the event of a "change of control" of the Company (as defined), the officer has the right to terminate his employment effective immediately or effective on a date specified in his notice of termination that is not more than one year from the date of giving of such notice. Upon any such termination, the officer would be entitled to his salary and bonus compensation prorated to the effective date of termination. In addition, in the event of termination (i) by Mr. Krasnoff because he is no longer chief executive officer or (ii) by Mr. Krasnoff or Mr. Hayward-Surry in the event of a change of control of the Company or (iii) by the Company on notice as described in the first sentence of this paragraph, Mr. Krasnoff would become entitled to two years' severance pay and Mr. Hayward-Surry would become entitled to one year's severance pay. The amount of such severance pay would be the minimum base salary and the maximum incentive bonus, determined under the contract provisions described in the preceding paragraph. The officer would have the option of taking such severance pay in installments at the times at which the base salary and incentive bonus would have been paid had his employment not been terminated or taking the present value of such payments at the effective date of the termination of his employment.

     The contracts with Messrs. Krasnoff and Hayward-Surry also provide for an "Annual Contract Pension" beginning at the end of the Term of Employment except that if the officer is entitled to severance pay, as described in the preceding paragraph, the Annual Contract Pension does not commence until the end of the period covered by such severance pay -- two years after the end of the Term of Employment as to Mr. Krasnoff and one year as to Mr. Hayward-Surry. The Annual Contract Pension is for a term of ten years as to Mr. Krasnoff and five years as to Mr. Hayward-Surry and is in the annual amount determined by (1) multiplying "Final Pay" (as defined) by 60% and (2) reducing the product of such multiplication by an offset, as follows: (i) in the case of Mr. Krasnoff, the annual offset is in the amount of the maximum pension payable under a qualified pension plan in accordance with sec.415 of the Internal Revenue Code, currently $130,000 a year; (ii) as to Mr. Hayward-Surry, the annual offset is in the amount payable to him annually, as an annuity for his lifetime only, under the Company's qualified pension plan, described below under Pension Plans. Final Pay is defined as the average of the officer's cash compensation (base salary plus incentive compensation and any other bonus payments) for the three years in which his compensation was highest out of the five years preceding the end of his employment with the Company. Based on fiscal years through fiscal 1998, Final Pay would be $850,754 as to Mr. Krasnoff and $517,708 as to Mr. Hayward-Surry. After the first year, the Annual Contract Pension is adjusted annually for inflation. The contracts with Messrs. Krasnoff and Hayward-Surry also provide for lifetime medical coverage beginning at the end of the Term of Employment, similar to what is commonly known as "medigap" coverage; i.e., coverage for expenses in excess of those covered by government-financed medical coverage such as Medicare. Also, at the start of the 30-day period preceding the end of the Term of Employment under the contracts with Messrs. Krasnoff and Hayward-Surry, the exercisability of any employee stock options that are not yet fully vested is accelerated and such options can be exercised in full during such 30-day period and thereafter until they expire by their terms.

     Pall Deutschland Gmbh Holding, the Company's subsidiary in Germany, has an employment contract with Mr. Weich which provides for an annual salary for fiscal 1999 of 490,500 Deutsche Marks ("DM") (equal to approximately $276,100 at August 1, 1998). This contract also provides for an annual incentive bonus determined under the return on equity formula described above, with a maximum bonus of 10% of base salary beginning in fiscal 1999. Also, Mr. Weich, who is in charge of a separate segment of the Company's business, may receive an additional bonus based on the results of operations of that business segment. Under Mr. Weich's employment contract, the Chief Executive Officer of the Company has discretion to determine the amount of this additional bonus, up to a maximum amount of 15% of Mr. Weich's base salary beginning in fiscal 1999. The formula currently used by the Chief Executive Officer in determining the business segment component of bonuses for executive officers is described below under Compensation Committee Report on Executive Compensation -- Annual Incentive Bonuses. The contract with Mr. Weich is for a term of employment which will continue until terminated by either party on not less than two years' notice until the executive reaches age 65 and thereafter without any required advance notice. In the event of a change in control of Pall Deutschland Gmbh Holding, Mr. Weich has the right to terminate on not less than three months' nor more than 24 months' notice following such change in control.

PENSION PLANS

     Messrs. Krasnoff, Hayward-Surry and Wortham are participants in the Pall Corporation Pension Plan (the "Pension Plan"), a defined benefit plan qualified under the Internal Revenue Code. Benefits under the Pension Plan are determined pursuant to a benefit formula under which, in general, for each fiscal year of credited service, a participant accrues an annual benefit equal to 1% of the participant's covered compensation for that fiscal year, plus .5% of the excess of the participant's covered compensation for that fiscal year over the Social Security Wage Base for that year ($65,400 in fiscal 1998). Covered compensation under the Pension Plan is total compensation, including bonuses and overtime but excluding stock options and contributions to all benefit programs. For fiscal 1998, the maximum amount of any participant's covered compensation which could be taken into account under the Pension Plan for the purpose of computing that participant's benefits was limited by the Internal Revenue Code to $160,000.

     Under the Company's Supplementary Pension Plan (which is not a qualified plan under the Internal Revenue Code), additional pension benefits are provided to certain employees, including Messrs. Krasnoff, Hayward-Surry and Wortham. The Supplementary Pension Plan provides lifetime pension payments which, when added to primary Social Security benefits and payments from the Pension Plan, will on an annual basis equal 50% of a participant's "Final Average Compensation", which is defined as the average of the three highest of a participant's last five years of cash compensation (salary and bonus). If a participant vested under the Supplementary Pension Plan dies before retirement, his surviving spouse receives a lifetime pension equal to 50% of the straight-life-annuity pension which the participant would have been entitled to receive upon retirement. Currently, Final Average Compensation (based on fiscal years through fiscal 1998) for the Named Executive Officers who participate in the Supplementary Pension Plan would be as follows: Mr. Krasnoff -- $850,754; Mr. Hayward-Surry -- $517,708; and Mr. Wortham -- $327,966.

     Mr. Williams is a participant in the Pall (UK) Pension Fund (the "Pension Fund"). The annual retirement pension under the Pension Fund is determined according to the following formula: 1/60 X Pensionable Salary X Period of Pensionable Service, where Pensionable Salary is defined as the average of the three highest of the last ten years' base salary and Period of Pensionable Service is defined as the period of full-time permanent continuous service with the Company while a participant in the Pension Fund. Benefits under the Fund are normally payable monthly as determined by the actuaries for the Fund. However, a participant has the option of receiving a portion of his or her pension in the form of a lump-sum payment on retirement, with a resulting reduction in the monthly payment. In addition, Mr. Williams is a participant in one of two versions of The Pall U.K. Supplementary Pension Scheme (the "Supplementary Scheme"), which provides pension benefits in addition to any benefits earned as a participant in the Pension Fund. The version of the Supplementary Scheme in which Mr. Williams participates provides pension payments which, when added to payments from the Pension Fund and any other occupational pension to which he is entitled, will on an annual basis equal two-thirds of his Pensionable Salary (as defined for the Pension Fund). The Supplementary Scheme provides for annual inflationary increases to a maximum of 5% of total pension. Mr. Williams' Pensionable Salary (based on fiscal years through fiscal 1998) is 154,467 pounds sterling (equal to approximately $253,300 at August 1, 1998). Pursuant to the terms of the Pension Fund, Mr. Williams elected to receive a lump-sum payment in the amount of L343,292 on September 30, 1997 (equal to approximately $555,600 at that date). Consequently, effective upon his retirement on October 31, 1998, Mr. Williams will receive a pension under the Pension Fund and the Supplementary Scheme initially in the amount of L74,652 per annum (equal to approximately $121,900 at August 1, 1998).

     Mr. Weich is a participant in pension plans and supplementary executive pension arrangements provided by certain of the Company's European subsidiaries. His pension benefits as so supplemented are based upon Pensionable Service and Pensionable Income, where Pensionable Service is generally defined as up to 40 years of uninterrupted full-time employment between ages 20 and 65, and Pensionable Income is defined as the average of 13 times monthly average base salary for the three years ended the July 1 preceding retirement. Mr. Weich's benefit formula for each year of Pensionable Service is (i) 0.3% of Pensionable Income up to the German Social Security Salary Ceiling as of the July 1 preceding his retirement (DM 100,800 as of July 1, 1998, equal to approximately $55,400 at that date), plus (ii) 1.5% of Pensionable Income above such Ceiling. In case of termination of employment by reason of disability before normal retirement age of 65, Mr. Weich's years of Pensionable Service would include those which would have been credited to him had he continued to work until age 65, and his Pensionable Income would be calculated as if he had retired on the date of disability termination. If Mr. Weich had retired at the end of the Company's last fiscal year and had been age 65 at that time, he would have had 33 years of Pensionable Service and would have been entitled to a total annual pension of DM 179,575 (approximately $101,200). Had he then retired by reason of disability, he would have been credited with 35 years of Pensionable Service and would have been entitled to a total annual pension of DM 190,464 (approximately $107,300). In addition, if Mr. Weich's spouse should survive him, she would receive a lifetime pension after his death equal to 60% of Mr. Weich's pension. Under German law, a pension is subject to cost-of-living adjustments every three years if the economic situation of the paying company permits.

BENEFITS PROTECTION TRUST

     The Company has established a Benefits Protection Trust to which it makes voluntary contributions to fund the Company's obligations under the Supplementary Pension Plan and the Supplementary Profit-Sharing Plan (see Compensation Committee Report on Executive Compensation -- Supplementary Profit-Sharing and Pension Plans) and the Company's obligation to pay the "Annual Contract Pension" provided for under the employment agreements in effect with Messrs. Krasnoff and Hayward-Surry described above. In the event of a "change in control" of the Company (as defined in the trust agreement), the trust fund must thereafter be used to satisfy the abovementioned obligations.

INDEBTEDNESS OF OFFICERS AND DIRECTORS UNDER STOCK OPTION PLANS

     As permitted by the Company's stock option plans, optionees may elect to make installment payments of the purchase price of the Common Stock upon their exercise of options, and thereby become indebted to the Company. The provisions of the Company's existing stock option plans pertaining to such installment payments are substantially the same as the provisions described below under Proposal to Adopt the 1998 Employee Stock Option Plan -- Installment Payment Provisions. The following table sets forth certain information with respect to all executive officers and directors who were indebted to the Company under the stock option plans in an amount in excess of $60,000 at any time from August 3, 1997, the start of the Company's 1998 fiscal year, to October 1, 1998. The second column of the table shows the largest amount of indebtedness outstanding during that period by each of such executive officers and directors, and the last column shows the principal amount outstanding as of October 1, 1998. All of the indebtedness shown in the table is non-interest-bearing and payable on demand.

                                                               AMOUNT OF INDEBTEDNESS
                                                             ---------------------------
                                                             LARGEST     OCTOBER 1, 1998
                                                             --------    ---------------
Peter Cope.................................................  $115,625       $115,625
Thomas Gsell...............................................   180,999        180,999
Jeremy Hayward-Surry.......................................   270,665        251,681
Erwin Kirnbauer............................................   285,469        285,469
Paul Kohn..................................................   137,437        137,437
Eric Krasnoff..............................................   467,326        467,326
John Miller................................................   172,081        172,081
David B. Pall..............................................   168,743        168,743
Akio Satake................................................    71,855        -0-
Heywood Shelley............................................   121,033        121,033
Robert Simkins.............................................    75,580        -0-
Donald Stevens.............................................    97,938         75,164
James D. Watson............................................   231,250        231,250
Gerhard Weich..............................................   204,374        204,374
Samuel T. Wortham..........................................   352,469        352,469

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's compensation program for executive officers consists of four parts:

        1. base salary;

        2. annual incentive bonus;

        3. stock options; and

        4. supplementary profit-sharing and pension plans.

     The program is based on the Company's overall philosophy of providing a balanced, competitive total compensation package. It is believed that such a program enables the Company to attract and retain highly qualified professionals and to reward sustained corporate performance, with the attendant benefit to shareholders.

Base Salary

     The Company maintains a conservative policy on base salaries. Overall, base salaries are targeted at the median, or 50th percentile, of those paid by other high technology and general industry companies of similar size (hereinafter referred to as the "market" or "marketplace").

     For the last several years the Company has retained the services of Watson Wyatt Worldwide ("Wyatt"), an independent executive compensation consultant, to evaluate the cash compensation levels of the Company's executive officers (currently 11 U.S.-based and 5 overseas). Wyatt makes detailed evaluations biennially, in the spring of every second year, utilizing published compensation survey data in assessing the Company's compensation competitiveness relative to the marketplace. Wyatt determines the marketplace by extracting data cuts from broad-based compensation surveys, including surveys conducted by Wyatt and by other executive compensation consulting firms. These surveys provide data for a broad group of comparable general industry companies. Specific industry sector data is also reviewed for the aerospace (including military) and biomedical sectors. The biennial Wyatt report issued in June 1996 was used by the Compensation Committee in June 1996 in connection with the fixing of base salaries for fiscal 1997. That report indicated that the Company was paying base salaries that were within 10% of the marketplace median for all executive positions. Any significant variation from the median is intended to reflect a particular individual's job experience and/or performance.

     Employment contracts with executive officers call for a minimum annual increase in base salary equal to the June-to-June percentage increase in the consumer price index (the CPI). For fiscal 1998, this minimum mandatory increase was 2.28%, based on the CPI increase from June 1996 to June 1997. With the CPI increase as a floor, the Compensation Committee adjusted base salaries for fiscal 1998, as it does each year, to reflect individual performance for the past year, internal relationships and marketplace practices as shown by data supplied by Wyatt. Such data indicated that (a) in calendar 1997, average merit increases for all employees in manufacturing industries were approximately 4 percent, (b) in calendar 1997, average budgeted merit increases for executive officers in all industries were approximately 4.1 percent, (c) in calendar 1996, average salary increases for chief executive officers in all industries were approximately 6.1 percent, and (d) in calendar 1996, average salary increases for all executive officers in non-durable goods manufacturing industries were approximately 5.9 percent. Base salary increases for fiscal 1998 were 4% for all twelve of the Company's executive officers.

Annual Incentive Bonuses

     The principal method by which total cash compensation of executive officers is tied to the Company's current financial performance is the Incentive Bonus Plan.

     The measure of performance applicable in whole or in part to all executive officers under the Incentive Bonus Plan is after-tax consolidated net income as a percentage of average shareholders' equity, i.e., return on equity or "R.O.E." (For the purpose of the Incentive Bonus Plan, R.O.E. is determined by utilizing the fixed amount of $3,744,000 as the equity adjustment from foreign currency translation.) In addition, bonus awards for each executive officer whose primary responsibilities relate to a particular subsidiary, division or other segment of the overall operations of the Company (a "Business Segment") are based on two separate measures -- (1) Company-wide R.O.E. and (2) results of operations of the appropriate Business Segment. In fiscal 1998, the bonus awards of three executive officers (Messrs. Krasnoff, Hayward-Surry and Williams) were calculated solely on the basis of R.O.E., and the bonus awards of nine executive officers (including Messrs. Weich and Wortham) were calculated on the basis of both R.O.E. and Business Segment performance. Wyatt had determined that six of the nine companies other than the Company (the "Peer Group") comprising the Standard & Poor's Manufacturing-Diversified Industries Index in July 1995 (see Performance Graph below) used both a Business Segment-type component and an overall corporate performance component (such as R.O.E.) in calculating their annual incentive compensation.

     The Business Segment component of a bonus is designed to tie an officer's compensation in part to the performance of the Business Segment for which such officer is responsible. For fiscal 1998 the maximum Business Segment bonus was equal to 28% of base salary for U.S.-based executive officers and 10% to 14% of base salary for overseas-based executive officers. (Beginning with fiscal 1999, the percentages in the preceding sentence will increase to 42% for U.S.-based executive officers and 15% to 27% for those based overseas. However, the R.O.E. component of the bonus for these officers will be correspondingly reduced so that their maximum total bonus as a percentage of base salary will not be increased.) Subject to these maximums, the Chief Executive Officer has discretion to determine the amount of the Business Segment component of the incentive bonus for each executive officer having responsibility for a particular Business Segment. In the exercise of that discretion, Mr. Krasnoff establishes annually, for each Business Segment, the dollar amount of profit below which no bonus is earned (the bonus threshold) and the dollar amount of profit at which the maximum bonus is earned. These dollar amounts are fixed in light of the results of operations of the Business Segment during the preceding fiscal year and the profit projections of that Business Segment for the current year. If the profits achieved exceed the bonus threshold and are less than the amount at which the officer becomes entitled to a maximum bonus, the bonus amount is determined pro rata, on a sliding scale, in the same manner as the R.O.E. bonus component as described in the following paragraph.

     The R.O.E. component of the Incentive Bonus Plan is sensitive to Company-wide performance in that no bonuses are earned thereunder if R.O.E. is below a specified percentage. Under the bonus formula set by the Compensation Committee for fiscal 1998, no bonus was payable unless R.O.E. for fiscal 1998 exceeded 12.5% (the "Bonus Threshold"), and the maximum bonus was payable if R.O.E. equaled or exceeded 18% (the "Maximum Bonus Percentage"). If R.O.E. was more than 12.5% but less than 18%, the bonus would increase pro rata from zero at R.O.E. of 12.5% to the maximum bonus at R.O.E. of 18%. The maximum bonus was 100% of base salary for Mr. Krasnoff and 75% of base salary for Mr. Hayward-Surry (the only U.S.-based executive officers whose bonus calculation did not include a Business Segment component). Thus, if fiscal 1998 R.O.E. was 15.25% -- the midpoint between the Bonus Threshold and the Maximum Bonus Percentage -- a "target" bonus would be payable in the amount of 50% of base salary for Mr. Krasnoff and 37.5% for Mr. Hayward-Surry. Prior to the commencement of each fiscal year, the Bonus Threshold and the Maximum Bonus Percentage are reviewed by the Compensation Committee and set for such fiscal year. The Bonus Threshold and Maximum Bonus Percentage for fiscal 1999 are 12.5% and 17%, respectively.

     With respect to the U.S.-based executive officers whose fiscal 1998 bonuses were based in part on a Business Segment component, the maximum bonus based on R.O.E. was 42% of base salary and the maximum bonus based on Business Segment performance was 28% of base salary, so that the aggregate maximum bonus of these officers was 70% of base salary. The employment arrangements for fiscal 1998 with the Company's four executive officers based outside the U.S. provided for aggregate maximum bonuses ranging from 25% to 45% of base salary. In the case of three of these overseas-based officers, the bonus included a Business Segment component, the maximum amount of which ranged from 10% to 14% of base salary.

     The Incentive Bonus Plan formula is structured so that (i) the target bonus award in any given year would result in total cash compensation (base salary plus annual bonus) which is 5% above the marketplace median, and (ii) the maximum bonus award would result in total cash compensation which approximates the market 75th percentile. Awards for fiscal 1998, which resulted from R.O.E. of 14.7%, were 40% of base salary for Mr. Krasnoff, as Chief Executive Officer, and 30% of base salary for Mr. Hayward-Surry, as President (i.e., target bonus awards were not achieved in fiscal 1998). As to each of the six U.S.-based executive officers whose bonus for fiscal 1998 included a Business Segment component, his bonus for fiscal 1998 was 16.8% of base salary (the R.O.E. component) plus such additional amount, up to 28% of base salary, as was determined by the Chief Executive Officer in his discretion, as described above.

Stock Options

     The stock option plans of the Company, although not exclusively for the benefit of executive officers (about 1,000 other employees of the Company are eligible to participate), are intended to complement the Incentive Bonus Plan and were the sole means of providing long-term incentive compensation to the Company's executive officers in fiscal 1998. Stock option grants provide executive officers with opportunities for capital accumulation, promote long-term executive retention and, by fostering in executive officers a proprietary interest in the Company, align their interests with those of the Company's shareholders.

     The Compensation Committee may, in its discretion, grant options to purchase shares of Common Stock of the Company to any officer or other employee who, in the judgment of the Committee, is in a position to contribute significantly to the Company's success. Grants are made at an option price of 100% of the fair market value of the Common Stock on the date of grant. All options heretofore granted have had a five-year term. The Compensation Committee determines the number of shares to be covered by options granted to executive officers at each level, e.g., chief executive officer, president, group vice president, etc. With respect to options granted in fiscal 1997 and 1998, these grant levels were fixed after review of marketplace practice and on the basis of recommendations by Wyatt.

     Effective since the beginning of the 1996 fiscal year, it has been the Company's policy, on the recommendation of Wyatt, to make across-the-board option grants at intervals of approximately two years, with interim grants only for promotions and new hires.

     In fiscal 1998, option grants to executive officers were in the following respective amounts: 180,000 shares to Mr. Krasnoff, Chairman and Chief Executive Officer; 75,000 shares to Mr. Hayward-Surry, President; 50,000 shares to Mr. Williams, Executive Vice President and Chief Operating Officer; 45,000 shares to John Adamovich who joined the Company in January 1998 to become Chief Financial Officer, and 25,000 or 30,000 shares to each of 15 Group Vice Presidents and Senior Vice Presidents. All of these grants were within the range of option grants recommended by Wyatt and were designed to provide "total direct compensation" in fiscal 1998 (base salary plus bonus plus the two-year average of the present value of option grants) which would approximate the market 75th percentile in the event that "target" bonuses became payable under the Incentive Bonus Plan. Total direct compensation is the sum of base salary, short-term incentive compensation and the present value of long-term incentive compensation.

     In view of the Company's policy of not granting options to executive officers each year, the significance of option grants is better understood by taking an average over a period of years. During the five-year period from the beginning of fiscal 1994 to the end of fiscal 1998, the average per annum option grants to all executive officers as a group (not including special options granted to the chief executive officer of a company acquired by the Company in fiscal 1997) were for 404,200 shares, representing about one-third of one percent (0.33%) of the shares of Common Stock outstanding at the end of fiscal 1998.

Supplementary Profit-Sharing and Pension Plans

     In addition to providing tax-qualified profit-sharing and pension plans for its employees including executive officers, the Company also maintains non-tax-qualified supplementary plans and arrangements for executive officers. The Supplementary Profit-Sharing Plan provides an annual benefit to U.S.-based executives with respect to annual cash compensation in excess of the maximum compensation that, under the Internal Revenue Code, can be taken into account for the qualified Profit-Sharing Plan. An executive officer's annual benefit under the Supplementary Profit-Sharing Plan is the product of (1) such excess annual earnings and (2) the ratio, for the year, of the Company's aggregate contributions under the qualified Profit-Sharing Plan to the aggregate compensation (as limited by the Internal Revenue Code) of all qualified Profit-Sharing Plan participants. Also, the Supplementary Profit-Sharing Plan credits each participant with earnings on his or her account balance based on the investment of an amount equal to the account balance in the Fidelity Asset Manager Fund. The purpose of the Supplementary Profit-Sharing Plan is to provide to executive officers affected by the limitations under the qualified Profit-Sharing Plan a capital accumulation, on a percentage of compensation basis, equal to that provided to other employees of the Company. The Company's annual contributions to the Profit-Sharing Plan and the Supplementary Profit-Sharing Plan for the benefit of the Named Executive Officers are included in the column "All other compensation" in the Summary Compensation Table above.

     The supplementary pension plan arrangements for executive officers are described above under the caption Pension Plans. The purpose of these supplementary arrangements is to assure executives a specified level of retirement benefit over and above what would be payable under the Company's general pension plans.

Discussion of Fiscal 1998 Compensation of the Chief Executive Officer

     Mr. Krasnoff's base salary for fiscal 1998 was $537,004, which was approximately 3% below the market median rate for chief executive officers as determined by Wyatt. Mr. Krasnoff's incentive bonus for fiscal 1998 was 40% of base salary. Mr. Krasnoff's total cash compensation (base salary plus incentive bonus) for fiscal 1998 was 3% above the market median and 19% below the market 75th percentile, as determined by Wyatt.

     The factors and criteria upon which the Chief Executive Officer's compensation was based, including the relationship of the Company's performance to his compensation for fiscal 1998, are set forth in the preceding sections of this Committee Report and are applicable to the total compensation package of the Chief Executive Officer as well as other executive officers.

Policy Regarding $1,000,000 Limit on Deductible Compensation

     The Code limits the deductibility for federal income tax purposes of executive compensation paid by public companies to their senior officers. Under
Section 162(m) of the Code, the Company would not be able to deduct compensation of a Named Executive Officer (generally the Chief Executive Officer and the four other highest paid executive officers) in excess of $1,000,000 for any fiscal year except to the extent that the compensation in excess of that amount meets the statutory definition of "performance-based compensation." Nondeductibility would result in additional tax cost to the Company.

     In light of Section 162(m), the Company's 1993, 1995 and 1998 Stock Option Plans have been structured so that gains on options granted thereunder meet the statutory definition of "performance-based compensation." Accordingly, such gains are not included in compensation subject to the $1,000,000 limit on deductibility. With respect to fiscal years through 1996, the Company did not deem it necessary to take any other steps in response to Section 162(m) on the assumption that no Named Executive Officer's compensation would exceed the $1,000,000 deductibility limitation for any such fiscal year, and this assumption proved to be correct with one immaterial exception.

     With respect to fiscal 1997 and 1998, Mr. Krasnoff's compensation could have exceeded $1,000,000 by a modest amount inasmuch as Mr. Krasnoff's base salary for each of those years exceeded $500,000 and his maximum incentive bonus was 100% of his base salary. Accordingly, prior to the start of each of those fiscal years, the Company and Mr. Krasnoff entered into an agreement providing that to the extent that Mr. Krasnoff's compensation for the fiscal year would (but for such agreement) exceed $1,000,000, payment of the excess would be deferred until January of the following fiscal year. In fact, Mr. Krasnoff's compensation (as defined for purposes of Section 162(m)) was less than $1,000,000 for each of fiscal 1997 and 1998 inasmuch as the maximum incentive bonus did not become payable for either year.

     With respect to fiscal 1999, Mr. Krasnoff's compensation as presently fixed will not exceed $1,000,000 for purposes of Section 162(m). This results from the facts that (i) by the terms of the employment contract between the Company and Mr. Krasnoff, approximately half of the bonus for each fiscal year is payable in January of the following year and (ii) for purposes of sec. 162(m), compensation not paid within two-and-a-half months after the end of a fiscal year is not deemed compensation for that year (even though deemed compensation for financial reporting and proxy statement purposes). Thus, about half of Mr. Krasnoff's fiscal 1998 bonus of $214,802 will be deemed fiscal 1999 compensation for purposes of sec. 162(m) and only about half of his fiscal 1999 bonus will be deemed compensation in that fiscal year for purposes of sec. 162(m). Therefore, even if Mr. Krasnoff were to earn the maximum bonus of 100% of his base salary for fiscal 1999 ($558,500), his sec. 162(m) compensation would be less than $1,000,000. Accordingly, no deferral agreement has been entered into for fiscal 1999.

Summary

     The Compensation Committee believes that the total compensation for fiscal 1998 to Mr. Krasnoff and the other executive officers of the Company was fair both to them and to the Company and its shareholders. The Committee bases this conclusion on the following factors:

          1. target cash compensation levels approximate the marketplace median and rise above that level only when Company performance warrants, and therefore fixed compensation costs have been relatively low;

          2. the grant of stock options has been judicious; and

          3. the compensation program, while conservative, has enabled the Company to retain and attract top executive talent.

                                          Respectfully submitted,

                                          Abraham Appel
                                          Ulric Haynes, Jr.
                                          Edwin W. Martin, Jr.

PERFORMANCE GRAPH

     The following graph compares the annual change in the cumulative total return on the Company's Common Stock during the Company's last five fiscal years with the annual change in the cumulative total return of the Standard & Poor's Composite-500 Index and the Standard & Poor's Manufacturing-Diversified Industries Index (which includes the Company).

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*


  END OF                                                                          S&P
FISCAL YEARS                        PALL CORPORATION         S&P 500          MANUFACTURING
1993                                     100.00              100.00              100.00
1994                                      95.92              105.16              116.33
1995                                     142.08              132.62              159.39
1996                                     152.60              154.59              188.60
1997                                     162.55              235.19              294.92
1998                                     149.88              280.54              290.24

---------------

* Assumes that the value of the investment in the Company's Common Stock and the two S&P indices was $100 on July 31, 1993 (the last day of the Company's 1993 fiscal year), and that all dividends were reinvested.

                      PROPOSAL TO ADOPT THE 1998 EMPLOYEE
                               STOCK OPTION PLAN

     The shareholders will be asked at the meeting to vote on a proposal to approve the adoption of the Pall Corporation 1998 Employee Stock Option Plan (the "Plan"). On July 7, 1998, the Plan was established by the Compensation Committee of the Board of Directors of the Company (the "Committee") and ratified and approved by the Board of Directors, subject to shareholder approval.

     The Plan provides for the issuance of options to purchase a maximum aggregate of 4,000,000 shares of the Company's Common Stock (subject to adjustment for stock splits and other capital adjustments). Options under the Plan may be issued (i) to "executive officers" of the Company (as the term is defined in the rules of the Securities and Exchange Commission), and (ii) to other employees (including officers) of the Company and its subsidiaries who, in the judgment of the Committee, are in a position to contribute significantly to the Company's success ("eligible employees"). Options may not be granted on more than 300,000 shares (subject to adjustment for stock splits and other capital adjustments) to any individual within any period of 24 consecutive months. It is estimated that there are presently approximately 1,000 employees (including 15 executive officers) whom the Committee may consider for the grant of options. Directors who are not employees of the Company are not eligible for options under the Plan. The Committee has not yet taken any action or considered any proposal with respect to specific grants of options under the Plan.

     The Board of Directors believes that substantial benefits accrue to the Company from the granting of stock options to employees. Such options encourage employees to acquire a proprietary interest in the Company through stock ownership and thereby afford them a greater incentive to enhance the value of the Common Stock through their own efforts in improving the Company's business. The Board approved the Plan for these reasons and because the number of shares remaining available for option grants under the Company's existing employee stock option plans on the date on which the Plan was approved by the Board (July 7, 1998) was deemed by the Board to be inadequate. The number of shares available for future grants under the existing employee plans on July 7, 1998 was 176,783, representing less than one-seventh of one percent of the shares then outstanding. Accordingly, the Board of Directors and management believe that approval of the Plan is in the best interests of the Company. A copy of the Plan will be furnished to any shareholder upon written request made to the Corporate Secretary of the Company at the address shown on the cover page of this proxy statement.

     Under the New York Business Corporation Law (the "BCL"), the affirmative vote of a majority of the votes duly cast at the meeting on this proposal is required for the adoption of the Plan. In addition, under the rules of the New York Stock Exchange (the "NYSE"), the total vote cast on this proposal must represent over 50% in interest of all shares entitled to vote. Thus, a shareholder who does not vote will not affect the outcome of the vote so long as at least 50% of the outstanding shares of Common Stock are voted on this proposal. An abstention will not constitute a "vote cast" for purposes of the BCL majority vote requirement but will count as a negative "vote cast" for purposes of the NYSE 50% vote requirement. Brokers who hold shares of Common Stock as nominees will have discretionary authority to vote such shares if they have not received voting instructions from the beneficial owners by the tenth day before the meeting, provided that this proxy statement is transmitted to the beneficial owners at least 15 days before the meeting.

     THE BOARD RECOMMENDS A VOTE FOR THE ADOPTION OF THE PALL CORPORATION 1998 EMPLOYEE STOCK OPTION PLAN.

DURATION AND ADMINISTRATION OF THE PLAN

     The Plan will terminate on July 6, 2008, unless earlier terminated by resolution of the Board of Directors. The Plan may be amended from time to time by the Board, except that no amendment affecting the aggregate number of shares which may be issued under the Plan will be effective unless approved by the shareholders within twelve months from the date of the adoption of such amendment by the Board of Directors. Neither termination nor any amendment of the Plan may alter or impair the rights or obligations of any person, without his or her consent, under any option theretofore granted pursuant to the Plan.

     The Plan will be administered by the Committee, which consists of three directors of the Company who are (i) "non-employee directors" as defined in Rule l6b-3 under the Securities Exchange Act of 1934 and (ii) "outside directors" as defined in the regulations of the Internal Revenue Service under Section 162(m) of the Internal Revenue Code. The duties of the Committee include the selection of executive officers and other eligible employees for grants of options, the determination of the number of shares covered by each option, and the formulation, within the limitations of the Plan, of a form of option.

SECURITIES SUBJECT TO THE PLAN

     Not more than 4,000,000 shares of the Common Stock of the Company may be issued pursuant to the Plan except that in the event of stock splits, stock dividends, combinations, exchanges of shares or similar capital adjustments, the Committee must make an appropriate adjustment in the number and kind of shares subject to the Plan and each outstanding option thereunder, and the option price per share under each outstanding option. If any option expires without having been fully exercised, the shares with respect to which such option has not been exercised will be available for further options.

INCENTIVE OR NONQUALIFIED STOCK OPTIONS

     The Plan provides that options granted thereunder may, at the election of the Committee, be either (a) incentive stock options meeting the requirements for such options set forth in Section 422 of the Code ("ISOs") or (b) options which do not qualify as incentive stock options ("nonqualified options").

EXERCISE OF OPTIONS

     The Plan provides that the exercise price of an option shall be the fair market value of the stock subject to the option at the time the option is granted, as determined in good faith by the Committee. On October 1, 1998, the mean between the high and low sales prices of a share of Common Stock as reported for New York Stock Exchange composite transactions was $21.875. Under the Plan, the Committee may grant options which are exercisable at any time before the expiration of ten years from the date such option is granted. All ISOs granted by the Company to any one person (under the Plan or otherwise) may not become exercisable in any calendar year for shares having an aggregate fair market value (determined as of the dates such incentive stock options were granted) exceeding $100,000.

     The Plan provides that no option may be exercised unless the optionee has been, at all times from the date of grant of the option to the date of exercise, an employee of the Company or a subsidiary, except that (a) if the optionee shall cease to be an employee by reason of his disability or retirement under an approved retirement program of the Company or a subsidiary, the option shall remain in full force and effect and may be exercised until it expires by its terms (however, an ISO exercised more than three months after termination of employment by reason of retirement, or more than one year after termination of employment by reason of disability will cease to be treated as an ISO for federal income tax purposes), or (b) if the optionee shall die, his estate or any person acquiring the right to exercise the option by reason of his death may exercise so much of the option as the optionee was entitled to exercise at the time of death at any time within one year of death (but in no event later than the date on which the option would otherwise expire by its terms). See also Change in Control below.

INSTALLMENT PAYMENT PROVISIONS

     The Plan provides that the Committee has the power to grant either (a) options requiring full cash payment of the option price at the time of exercise or (b) options permitting the optionee to pay the option exercise price in installments. In the latter case, the optionee will be required at the time of exercise to make such cash payment, if any, as is required by Section 221.4(b) of Regulation U of the Board of Governors of the Federal Reserve System ("Regulation U"). Regulation U requires that at the time of exercise, an optionee must make any cash payment necessary so that the amount owed on account of the option exercise price does not exceed the "good faith loan value" of the stock acquired upon exercise of the option. The cash payment which the Company currently requires to comply with Regulation U is the amount, if any, by which the option exercise price exceeds 50% of the market value of the Common Stock at the time of exercise. The Committee also has the power to require installment payments of principal following exercise, but the present practice of the Committee under the Company's existing option plans is not to require such installment payments.

     The unpaid balance of the option exercise price will be payable on demand. The Company's present policy is to demand payment no later than five years and nine months after the exercise of an option or, if earlier, at the expiration of 30 days after the optionee ceases to be employed by the Company or a subsidiary for any reason other than death or retirement in accordance with a retirement plan of the Company or a subsidiary.

     An optionee who elects to pay the option exercise price in installments is not required to pay interest on the unpaid balance but will be deemed to have received taxable income for federal income tax purposes in an amount equal to the interest foregone by the Company (except that no interest is imputed if the total amount of an optionee's indebtedness outstanding under all loans from the Company does not exceed $10,000). The amount of such "imputed interest" will be determined on the basis of the federal short-term rate as in effect from time to time. An optionee who elects to itemize deductions on his or her federal income tax return (and on state tax returns in states which conform to the federal law in this regard) will be entitled to deduct the amount of the imputed interest as "investment interest" deductible to the extent of the optionee's investment income.

     The Plan also provides that upon exercise of an option as to which the optionee has elected to make payment of the exercise price in installments, the shares will be issued in the optionee's name and the optionee will have all the rights of a shareholder, including the right to vote such shares and the right to receive dividends. However, the optionee is required to pledge the shares to the Company as collateral for the unpaid balance of the option exercise price and is allowed to withdraw the shares from his pledge only upon payment of the balance of the option exercise price of the shares withdrawn plus (if less than all of the pledged shares are withdrawn) any additional amount required so that the margin requirements of Regulation U continue to be met as to the remaining balance owed by the optionee to the Company.

PAYMENT OF EXERCISE PRICE WITH COMPANY STOCK

     In addition to the methods of payment of the option exercise price in cash and under the installment payment provisions just described, options issued under the Plan may provide that the person exercising the option, at his or her election, shall have the right to make payment by delivering to the Company shares of Common Stock of the Company having a total fair market value equal to the option exercise price, or a combination of cash and such shares having a total fair market value equal to the option exercise price. For this purpose, the fair market value of a share of Common Stock will be the mean between the high and low sale prices of the Common Stock on the trading date preceding the option exercise date, as such prices are reported for New York Stock Exchange composite transactions. Only shares which have been beneficially owned by the person exercising the option for at least six months may be delivered in payment of the option exercise price.

TRANSFERABILITY OF OPTIONS

     No option is transferable by the optionee except by will or by the laws of descent and no option may be exercised during the optionee's lifetime by anyone other than the optionee except that, at the discretion of the Committee, a nonqualified option may provide that the option is transferable to any "family member" of the optionee, as the term "family member" is defined in the General Instructions to Form S-8 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

CHANGE IN CONTROL

     In the event of a "Change in Control" of the Company (as defined below), options outstanding under the Plan on the day preceding the date of the Change in Control (x) will become exercisable in full on the date of the Change in Control (i.e., to the extent that any option or portion thereof is not yet exercisable, the right to exercise such option in full will be accelerated), and
(y) will remain fully exercisable, whether or not the optionee ceases to be an employee of the Company or a subsidiary, until the date on which the option would otherwise expire by its terms by the passage of time.

     A "Change in Control" for purposes of the Plan shall mean any of the following:

          (i) the earlier of (a) the tenth day after the first date of public announcement that any person has become an "Acquiring Person," meaning in general any person who or which, together with all such person's affiliates and associates, is the beneficial owner of 20% or more of the Company's Common Stock, and (b) the tenth business day (or such later date as may be determined by the Company's Board of Directors prior to such time as any person becomes an Acquiring Person) after either the date on which any person (other than the Company, any subsidiary of the Company or any employee benefit plan of the Company or any of its subsidiaries) commences a tender or exchange offer, or the date of the first public announcement that any such person intends to commence a tender or exchange offer, the consummation of which in either case would result in any person becoming the beneficial owner of shares of Common Stock aggregating 20% or more of the shares of Common Stock then outstanding; or

          (ii) during any time when there is an Acquiring Person, any reclassification of securities (including any reverse stock split), or recapitalization or reorganization of the Company or other transaction or series of transactions involving the Company which has the effect, directly or indirectly, of increasing by more than 1% the proportionate share of the outstanding shares of any class of equity securities of the Company or any of its subsidiaries beneficially owned by any Acquiring Person or any affiliate or associate of an Acquiring Person; or

          (iii) the consolidation of the Company with, or merger with and into, any other person, the consolidation of any person with the Company, or the merger of any person with and into the Company in which all or part of the Common Stock shall be changed into or exchanged for other stock or securities, or cash or any other property, or the sale or other transfer by the Company or one or more of its subsidiaries, in one or more transactions, of assets or earning power aggregating 50% or more of the assets or earning power of the Company and its subsidiaries taken as a whole to any other person other than the Company or one or more of its wholly-owned subsidiaries; or

          (iv) the date on which the number of duly elected and qualified directors of the Company who were not either elected by the Company's Board of Directors or nominated by the Board of Directors for election by the shareholders shall equal or exceed one-third of the total number of directors of the Company as fixed by its by-laws.

     However, no Change in Control will be deemed to occur, and no rights arising upon a Change in Control pursuant to the Plan will exist, to the extent that the Board of Directors of the Company so determines by resolution adopted prior to the Change in Control. Any such resolution may be rescinded or countermanded by the Board at any time. If the Board so determines by resolution that no Change in Control will be deemed to occur, and such resolution is not rescinded or countermanded, the Board will have the right to authorize the cancellation and termination of all options then outstanding under the Plan as of a date to be fixed by the Board, provided that not less than 30 days written notice of the date so fixed shall be given to each optionee. Each optionee will have the right during such period (whether or not the optionee ceases to be an employee of the Company or a subsidiary during such period) to exercise his or her options as to all or any part of the shares covered thereby, including any shares as to which the options have not yet become exercisable.

FEDERAL INCOME TAX CONSEQUENCES

     Options granted under the Plan will be either ISOs or nonqualified options. For federal income tax purposes, assuming that the shares acquired by the holder of an ISO are not disposed of within two years from the date the option was granted or one year from the date the option was exercised, (i) the Company receives no deduction either upon the grant or the exercise of an ISO or upon a subsequent sale of the shares by the optionee and (ii) the optionee realizes no income for tax purposes either at the time of the grant or exercise of the ISO. Instead, the optionee will realize income or loss only upon his or her subsequent sale of the option shares, and the optionee's income, in the amount of any excess of the sale price over the option exercise price, will be taxed as long-term capital gain. If, however, the shares are disposed of within either of the two periods mentioned above, the tax consequences for the Company and the optionee will be essentially as described below for nonqualified options.

     The recipient of a nonqualified option will not realize any taxable income upon the grant of the option. Upon exercise of such option, the optionee will realize ordinary income in an amount generally measured by the excess, if any, of the fair market value of the shares on the date of exercise over the option exercise price. The Company will be entitled to a deduction in the same amount as the ordinary income realized by the optionee. Upon the sale of such shares, the optionee will realize short-term or long-term capital gain or loss, depending upon the length of time the shares are held. Such gain or loss will be measured by the difference between the sale price of the shares and the market price of the shares on the date of exercise.

     The payment of the option exercise price by delivery of Common Stock of the Company would constitute a non-taxable exchange by the optionee and would not affect the ISO status of the Common Stock issued upon the exercise of the option. However, if the Common Stock delivered in payment was previously acquired pursuant to the exercise of an ISO and had not been held for the requisite period (two years from the date of option grant and one year from the date of exercise), the exchange would constitute a premature disposition for purposes of the ISO holding period requirements. The tax consequences to the Company resulting from the payment of the option exercise price by the delivery of Common Stock will not be different from such consequences when payment is made in cash as described above.

     See Installment Payment Provisions above for a discussion of the tax consequences of paying the exercise price of an option in non-interest-bearing installments.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth information with respect to beneficial ownership of Common Stock as of October 1, 1998, by (a) the only shareholder which, to the Company's knowledge, is the beneficial owner of more than 5% of the outstanding Common Stock, (b) each current director of the Company, (c) each Named Executive Officer included in the Summary Compensation Table above, and
(d) all current directors and executive officers of the Company as a group. The percentages in the last column are based on the number of shares outstanding on October 1, 1998. In each case, except as otherwise indicated in the footnotes to the table, the shares shown in the second column are owned directly by the individual or members of the group named in the first column and such individual or group members have sole voting and dispositive power with respect to the shares shown. For purposes of this table, beneficial ownership is determined in accordance with the federal securities laws and regulations; inclusion in the table of shares not owned directly by the named director or executive officer does not constitute an admission that such shares are beneficially owned by the director or officer for any other purpose.

                                                      SHARES OF COMMON
                                                     STOCK BENEFICIALLY    PERCENT
             NAME OF BENEFICIAL OWNER                      OWNED*          OF CLASS
             ------------------------                ------------------    --------
T. Rowe Price Associates, Inc......................      6,486,800(a)        5.2
  100 E. Pratt Street
  Baltimore, Maryland 21202
Abraham Appel......................................      5,052,545(b)        4.1
John H.F. Haskell, Jr. ............................          6,000            --
Ulric Haynes, Jr. .................................          6,667            --
Jeremy Hayward-Surry...............................        204,599(c)         .2
Eric Krasnoff......................................        269,135(d)         .2
Edwin W. Martin, Jr. ..............................         16,995            --
Katharine L. Plourde...............................         21,000            --
Chesterfield F. Seibert............................        106,105            .1
Heywood Shelley....................................         32,000(c)         --
Alan B. Slifka.....................................         49,996            --
James D. Watson....................................         53,633            --
Gerhard Weich......................................        110,830            .1
Derek T.D. Williams................................         95,760            .1
Samuel T. Wortham..................................         96,268            .1
25 current directors and executive officers of the
  Company as a group...............................      6,662,243(e)        5.4

---------------
     * Includes shares covered by stock options currently exercisable or becoming exercisable within 60 days of October 1, 1998 as follows: Mr.
Appel -- 16,667 shares; Mr. Haynes -- 6,667 shares; Mr. Hayward-
Surry -- 175,000 shares; Mr. Krasnoff -- 205,000 shares; Dr. Martin -- 14,167 shares; Ms. Plourde -- 20,000 shares; Mr. Seibert -- 33,333 shares; Mr.
Shelley -- 20,000 shares; Mr. Slifka -- 20,000 shares; Dr. Watson -- 33,333 shares; Mr. Weich -- 65,000 shares; Mr. Williams -- 50,000 shares; Mr.
Wortham -- 65,000 shares; and the 25 current directors and executive officers of the Company as a group -- 1,091,417 shares.

     (a) The information as to the beneficial ownership of Common Stock by T. Rowe Price Associates, Inc., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, was obtained from its statement on
Schedule 13G dated February 12, 1998, filed with the Securities and Exchange Commission. Such statement discloses that as of December 31, 1997, T. Rowe Price Associates, Inc. had sole voting power with respect to 939,597 shares of Common Stock and sole dispositive power with respect to 6,486,800 shares of Common Stock.

     (b) These shares are held of record by Canmont Investment Corp. which is wholly-owned by Mr. Appel and members of his immediate family. Mr. Appel has sole voting and dispositive power with respect to these shares.

     (c) Does not include 60,000 shares beneficially owned by a Trust under Will of Maurice G. Hardy. Messrs. Hayward-Surry and Shelley are two of the three trustees of the Trust. The trustees have sole voting and dispositive power with respect to the shares owned by the Trust.

     (d) Includes 22,598 shares owned by two trusts established for the benefit of Mr. Krasnoff's children. Mr. Krasnoff is trustee of these trusts and as such has sole voting and dispositive power with respect to these shares.

     (e) Includes 60,000 shares beneficially owned by a Trust under Will of Maurice G. Hardy (see note (c) above), and 22,598 shares beneficially owned by Mr. Krasnoff as trustee (see note (d) above).

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 as amended (the "Exchange Act") and the rules thereunder of the Securities and Exchange Commission require the Company's directors and officers to file reports of their ownership and changes in ownership of Common Stock with the Commission. Personnel of the Company generally prepare these reports on the basis of information obtained from each director and officer. Based on such information, the Company believes that all reports required by Section 16(a) of the Exchange Act to be filed by its directors and officers during the fiscal year ended August 1, 1998 (and prior fiscal years except as disclosed in prior years' proxy statements) were filed on time except that reports for option grants to three directors of the Company -- to Dr. Watson in 1995 and to Mr. Appel and Dr. Martin in 1996 -- were not timely filed but were filed subsequently.

                  INFORMATION CONCERNING INDEPENDENT AUDITORS

     KPMG Peat Marwick LLP ("KPMG") acted as the Company's independent auditors for the fiscal year ended August 1, 1998 and have been selected to act in that capacity in fiscal 1999. It is anticipated that representatives of KPMG will be present at the meeting to respond to appropriate questions and will have an opportunity, if they desire, to make a statement.

                                 ANNUAL REPORTS

     THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED AUGUST 1, 1998, WILL BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BEFORE THE END OF OCTOBER, AS REQUIRED BY LAW. SHAREHOLDERS MAY OBTAIN A COPY OF THE FORM 10-K REPORT UPON WRITTEN REQUEST TO DIANE FOSTER, INVESTOR RELATIONS MANAGER, PALL CORPORATION, 25 HARBOR PARK DRIVE, PORT WASHINGTON, N.Y. 11050-4630, FAX 516-484-3649. IN RESPONSE TO SUCH REQUEST, THE COMPANY WILL FURNISH WITHOUT CHARGE THE FORM 10-K REPORT, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL SCHEDULES AND A LIST OF EXHIBITS. COPIES OF EXHIBITS WILL BE FURNISHED ON REQUEST; THE COMPANY RESERVES THE RIGHT TO CHARGE A REASONABLE FEE FOR EXHIBITS.

     The Company's Annual Report to shareholders for the fiscal year ended August 1, 1998 is being furnished concurrently herewith to shareholders of record at the record date for the meeting. Additional copies of the Annual Report may be obtained upon request to Diane Foster by telephone at 516-484-3600 or in writing at the address or fax number in the preceding paragraph.

                 SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     In order to be considered for inclusion in the Company's proxy statement and form of proxy for the 1999 annual meeting of shareholders, any shareholder proposal must be received by the Secretary of the Company prior to June 21, 1999. In addition, the form of proxy issued with the Company's 1999 proxy statement will confer discretionary authority to vote for or against any proposal made by a shareholder at the 1999 annual meeting and which is not included in the Company's proxy statement. However, under the rules of the Securities and Exchange Commission, such discretionary authority may not be exercised if the shareholder proponent has given the Secretary of the Company notice of such proposal prior to September 6, 1999 and certain other conditions provided for in the Commission's rules have been satisfied.

October 19, 1998

                                PALL CORPORATION

              ANNUAL MEETING OF SHAREHOLDERS -- NOVEMBER 19, 1998


The undersigned hereby appoints ERIC KRASNOFF, JEREMY HAYWARD-SURRY and HEYWOOD SHELLEY, and each of them, with full power of substitution, proxies of the undersigned to vote all shares of the Common Stock of Pall Corporation (the "Company") which the undersigned would be entitled to vote if present at, and to act for the undersigned at, the annual meeting of shareholders of the Company to be held on Thursday, November 19, 1998, at 2:00 p.m., and at any adjournment thereof, on the matters indicated on the reverse side hereof.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY AND, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS SPECIFIED ON THE REVERSE SIDE. IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR NAMED ON THE REVERSE SIDE HEREOF (OR FOR A SUBSTITUTE NOMINEE IF ANY OF THOSE NAMED SHOULD BECOME UNAVAILABLE) AND FOR APPROVAL OF THE ADOPTION OF THE 1998 EMPLOYEE STOCK OPTION PLAN. ON ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED ABOVE AS PROXIES.

-------------------------------------------------------------------------------
   PLEASE VOTE, SIGN, DATE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
NOTE: Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney-in-fact, executor, administrator, trustee, guardian or corporate officer, please give full title as such.
-------------------------------------------------------------------------------


HAS YOUR ADDRESS CHANGED?                 DO YOU HAVE ANY COMMENTS?

-------------------------------------     -------------------------------------

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
 -
|X| PLEASE MARK VOTES
 -  AS IN THIS EXAMPLE

___________________________________________________________

                     PALL CORPORATION
___________________________________________________________

                                                        __
Mark box at right if address change or comment has     |  |
been noted on the reverse side of this card.           |  |
                                                        __

RECORD DATE SHARES:



                                              ____________
 Please be sure to sign and date this Proxy. |Date        |
 ____________________________________________|____________|
|                                                         |
|                                                         |
|______Shareholder sign here_________Co-owner sign here___|

DETACH CARD


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1. Election of Directors:
                                  For All  With-  For All
     John H.F. Haskell, Jr.      Nominees  hold   Except
      Katharine L. Plourde          __      __      __
         Heywood Shelley           |  |    |  |    |  |
         Alan B. Slifka            |  |    |  |    |  |
                                    __      __      __

If you wish to withhold authority for any particular nominee(s), mark the "For All Except" box and print the name(s) of such nominee(s) below.


_______________________________________________________




                                   For   Against Abstain
                                    __      __      __
2. Adoption of the 1998 Employee   |  |    |  |    |  |
   Stock Option Plan               |  |    |  |    |  |
                                    __      __      __




3. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

The signer(s) hereby revoke(s) all proxies heretofore given by the signer(s) to vote at said meeting or any adjournment thereof.


                                                DETACH CARD

                                                         Appendix A
                                             (not a part of the Proxy Statement)

                                PALL CORPORATION

                         1998 EMPLOYEE STOCK OPTION PLAN


         Pall Corporation (the "Company"), in order to retain and attract personnel for positions of responsibility with the Company and its subsidiaries and to provide additional incentive to such personnel by offering them an opportunity to obtain a proprietary interest in the Company, hereby authorizes options to be granted to "executive officers" and "eligible employees" (as those terms are hereinafter defined) of the Company and its subsidiaries to purchase shares of Common Stock of the Company ("shares") upon the terms and conditions described below in this Pall Corporation 1998 Employee Stock Option Plan (the "Plan").

         1. Administration of the Plan. The Plan shall be administered, and the options under the Plan shall be granted, by the Compensation Committee of the Company as from time to time constituted (the "Committee"). The Committee shall consist of three members of the Board of Directors who are appointed by the Board and are (i) "Non-Employee Directors" as defined in Rule 16b-3 of the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934 (the "Exchange Act") or any successor regulation, and (ii) "outside directors" as defined in the regulations of the Internal Revenue Service under Section 162(m) of the Internal Revenue Code of 1986 as amended (the "Code"). The members of the Committee shall serve, without compensation, at the pleasure of the Board. Subject to the provisions of the Plan, the Committee shall be authorized to interpret the Plan and the options granted under the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of the options described in Section 4 hereof, and to make all other decisions necessary or advisable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any option in the manner and to the extent the Committee deems desirable to carry it into effect. Any decision of the Committee in the administration of the Plan, as described herein, shall be final and conclusive. The Committee may act only by a majority of its members in office, except that the members thereof may authorize any one or more of their number or any officer of the Company to execute and deliver documents on behalf of the Committee. No member of the Committee shall be liable for anything done or omitted to be done by him or her or by any other member of the Committee in connection with the Plan, except for his or her own willful misconduct or as expressly provided by statute.

         2. Number of Shares Subject to Option. The aggregate number of shares which may be issued under the Plan is four million (4,000,000) shares of Common Stock of the Company. Such shares may be either authorized but unissued or reacquired shares. If after July 7, 1998 the Company effects one or more stock splits, stock dividends, combinations, exchanges of shares or similar capital adjustments, the number and kind of shares with respect to which options may be granted under the Plan, the number of shares which may be granted to any individual as limited by Section 3 hereof, the number and kind of shares subject to each outstanding option and the option price per share under each such option shall be proportionately and appropriately adjusted by the Committee. If any option granted under the Plan, or any portion thereof, shall expire or terminate for any reason without having been exercised in full, the shares with respect to which it has not been exercised shall be available for further options under the Plan.

         With respect to incentive stock options granted under this Plan and under all stock option plans of the Company and its parent and subsidiary corporations, the aggregate fair market value (determined at the time the option is granted) of the stock with respect to which such incentive stock options are exercisable for the first time by the optionee during any calendar year shall not exceed $100,000.

         3. Eligible Optionees. Options may be granted only (a) to executive officers of the Company as that term is defined in Rule 405 of the Securities and Exchange Commission under the Securities Act of 1933 as amended (the "Securities Act") or successor regulation ("executive officers"), and (b) to other employees (including officers) of the Company and of such other corporations as are subsidiary corporations of the Company at the time of grant who, in the judgment of the Committee, are in a position to contribute significantly to the Company's success ("eligible employees"). The Committee is hereby given the authority to select the particular executive officers and eligible employees to whom options under the Plan are to be granted, to determine the number of shares to be optioned to each such executive officer and eligible employee (except that options may not be granted under this Plan to any individual during any period of 24 consecutive months on more than an aggregate of 300,000 shares, subject to adjustment in accordance with the third sentence of Section 2 hereof) and to grant one or more options under the Plan to any such executive officer or eligible employee from time to time, irrespective of whether one or more options have been granted to such individual under previous stock option plans of the Company. In exercising its authority under the foregoing provisions of this paragraph, each member of the Committee, as authorized by Section 717(a) of the New York Business Corporation Law, shall be entitled to rely on information, opinions, reports and statements prepared or presented by (i) one or more officers of the Company or any subsidiary of the Company whom the member believes to be reliable and competent in the matters presented or (ii) counsel, public accountants or other persons as to matters which the member believes to be within such person's professional or expert competence. Nothing in the Plan or in any option granted under the Plan shall confer any rights on any officer or other employee to continue in the employ of the Company or any of its subsidiary corporations or shall interfere in any way with the right of the Company or any of its subsidiary corporations, as the case may be, to terminate his or her employment at any time.

         4. Terms of Options. Options granted under the Plan may be "incentive stock options" meeting the requirements for such options prescribed by Section 422 of the Code, or may be options not so qualifying as incentive stock options ("nonqualified options"). The determination as to whether or not an option granted under the Plan is intended to be an incentive stock option shall be made by the Committee.

      Each option granted under the Plan shall comply with the following terms and conditions:

            (a) The option price shall be the fair market value of the shares subject to the option at the time the option is granted. Fair market value shall be as determined in good faith by the Committee. In no event shall the option price be less than the par value of the shares.

            (b) The option shall not be transferable by the optionee otherwise than by will or the laws of descent and distribution, and shall be exercisable during his or her lifetime only by him or her except that, at the discretion of the Committee, a nonqualified option may provide that the option is transferable to any "family member" of the optionee, as the term "family member" is defined in the General Instructions to Form S-8 promulgated by the Commission under the Securities Act.

            (c)   An option shall not be exercisable

                  (i) after the expiration of ten years from the date it is granted (the "date of grant"); and

                  (ii) unless counsel for the Company shall be satisfied that the issuance of shares upon exercise will be in compliance with the Securities Act and applicable state laws; and

                  (iii) unless written notice of exercise, in form satisfactory to the Committee, is given to the Company; and

                  (iv) unless the optionee has been, at all times during the period beginning with the date of grant of an option and ending on the date of exercise thereof, an employee of the Company or of one of its subsidiary corporations, or of a corporation or a parent or subsidiary of a corporation assuming the option in a transaction to which Section 424(a) of the Code applies, except that

                        (A) if the optionee shall cease to be an employee by reason of his or her disability or by reason of his or her retirement under an approved retirement program of the Company or a subsidiary thereof while holding an option which has not expired and has not been fully exercised, the option shall remain in full force and effect and may be exercised in accordance with its terms until it expires by its terms by the passage of time or is canceled or terminated in accordance with its terms (it being understood, however, that incentive stock option federal income tax treatment will not be accorded with respect to an option exercise made more than three months after the optionee ceased to be an employee by reason of such retirement or one year after he ceased to be an employee by reason of disability within the meaning of Section 22(e)(3) of the Code or successor section); and

                        (B) if any person to whom an option has been granted shall die holding an option which has not been fully exercised, his or her estate or any person who acquired the right to exercise the option by bequest or inheritance or by reason of the death of such person may, at any time within one year after the date of such death (but in no event after the option has expired by its terms by the passage of time or has been canceled or terminated in accordance with its terms) exercise the option with respect to any shares as to which the decedent could have exercised the option at the time of his or her death; and

                  (v) unless the person exercising the option makes payment to the Company in full in United States dollars by cash or check of such amount as is sufficient to satisfy the Company's obligation, if any, to withhold federal, state and local taxes by reason of such exercise or makes such other arrangement satisfactory to the Committee as will enable the Company to satisfy such obligation.

            (d) Each option granted under the Plan shall be evidenced by an instrument in such form as the Committee shall prescribe from time to time in accordance with the Plan and all applicable laws and regulations and shall be subject to such terms and conditions relating to the time at which the option may first be exercised and the number of shares with respect to which it may thereafter be exercised from time to time (for example, in cumulative annual or other periodic installments), and to such additional terms and conditions not inconsistent with the Plan or applicable laws and regulations, as the Committee may in its discretion determine. Each nonqualified option granted under the Plan shall state that it is not to be treated as an incentive stock option. Each option granted under the Plan shall require that the person exercising the option shall, at the time notice of exercise is given pursuant to Section 4(c)(iii) hereof, make full payment in United States dollars by cash or check of the option exercise price of the shares being acquired except that, at the election of the Committee, an option may provide that, at the time notice of exercise is given pursuant to Section 4(c)(iii) hereof, the person exercising the option, at his or her election, shall either make full payment in United States dollars by cash or check of the option exercise price of the shares being acquired (sometimes hereafter called the "purchase price") or agree to pay such purchase price on an installment payment basis on the following terms and conditions:

                  (i) The installments payable shall be the minimum amounts required to be paid by Section 221.4(b) of Regulation U of the Board of Governors of the Federal Reserve System as in effect as of the date of exercise of the option (hereinafter "Regulation U") or such greater installment payments as the Committee may prescribe.

                  (ii) The person exercising the option shall not be required to pay interest to the Company on the unpaid balance of the purchase price.

                  (iii) The unpaid balance of the purchase price shall be
                        immediately payable in full upon demand made by the Company to the optionee (or to the successor owner of the stock if the optionee has died).

                  (iv) The shares for which the option is exercised shall be issued to and registered in the name of the person exercising the option but shall be endorsed by the person exercising the option in blank (either on the certificate or on a separate stock power) and held by the Company as collateral security for the unpaid balance of the purchase price. The person exercising the option shall not be permitted to sell, withdraw, pledge or otherwise dispose of all or any part of such collateral except at a time when such sale, withdrawal, pledge or other disposition is permitted by Regulation
                        U. Subject to compliance with the immediately preceding sentence, the person exercising the option shall have the right at any time and from time to time to withdraw part or all of the shares from the collateral so held by the Company upon payment of the unpaid balance of the purchase price of the shares withdrawn. For purposes of determining such unpaid balance, each payment made otherwise than to obtain withdrawal of shares under the immediately preceding sentence shall be applied pro rata to all shares which at the time of such payment are held by the Company as collateral for the payment of the purchase price by the person exercising the option. Upon default by the person exercising the option in the making of any payment due under the foregoing provisions of this subparagraph (d), the Company shall have with respect to the collateral all of the rights of a secured party under the Uniform Commercial Code as in effect in the State of New York.

                        (E) The person exercising an option shall be entitled, from the date of exercise of such option, to all of the rights of a shareholder, including the right to vote the shares and to receive and retain all dividends paid thereon.

                  (e) The Committee is authorized in its discretion and with the consent of the optionee to make amendments, not in conflict with the Plan or any applicable law or regulation, in the terms of any option granted under the Plan.

                  (f) In addition to the methods of payment of the option exercise price authorized by subparagraph (d) next above, the option may provide that the person exercising the option, at his or her election, shall have the right to make payment at the time of exercise by delivering to the Company shares of Common Stock of the Company having a total fair market value equal to the option exercise price, or a combination of cash and such shares having a total fair market value equal to the option exercise price, provided, however, that all shares so delivered must have been beneficially owned by the person exercising the option for at least six months prior to the option exercise date and, upon request, the Company shall be given satisfactory proof of such beneficial ownership. For the purposes of the preceding sentence, the fair market value of a share of Common Stock shall be the mean between the high and low sale prices of the Common Stock on the trading day preceding the option exercise date as such prices are reported by and for the New York Stock Exchange, Inc. Composite Transactions. Certificates representing shares delivered to the Company pursuant to this paragraph shall be duly endorsed or accompanied by appropriate stock powers, in either case with signature guaranteed if so required by the Company.

            5.    Change in Control.

                  (a) In the event of a "Change in Control" of the Company (as defined in paragraph (b) below), options outstanding under the Plan on the day preceding the date on which the Change in Control occurs
            (x) shall become exercisable in full on the date of the Change in Control (i.e., to the extent that any such option or portion thereof is not yet exercisable, the right to exercise such option in full shall be accelerated) and (y) shall remain fully exercisable, irrespective of whether the optionee ceases to be an employee of the Company or a subsidiary, until the date on which the option would otherwise expire by its terms by the passage of time.

                  (b) A "Change in Control" for purposes of the Plan shall mean the occurrence of any of the following:

                        (i) the "Distribution Date" as defined in Section 3 of the Rights Agreement dated as of November 17, 1989 between the Company and United States Trust Company of New York, as Rights Agent as the same may have been amended or extended to the time in question or in any successor agreement (the "Rights Agreement"); or

                        (ii) any event described in Section 11(a)(ii)(B) of the Rights Agreement; or

                        (iii) any event described in Section 13 of the Rights
                              Agreement, or

                        (iv)  the date on which the number of duly elected and
                               qualified directors of the Company who were not either elected by the Company's Board of Directors or nominated by the Board of Directors or its Nominating Committee for election by the shareholders shall equal or exceed one-third of the total number of directors of the Company as fixed by its by-laws;

      provided, however, that no Change in Control shall be deemed to have occurred, and no rights arising upon a Change in Control pursuant to paragraph (a) of this Section 5 shall exist, to the extent that the Board of Directors of the Company so determines by resolution adopted prior to the Change in Control. Any such resolution may be rescinded or countermanded by the Board at any time. If the Board so determines by such resolution, and such resolution has not been rescinded or countermanded as permitted by the preceding sentence, the Board shall have the right to authorize (I) the cancellation and termination of all options then outstanding as of a date to be fixed by the Board, provided, however, that not less than 30 days written notice of the date so fixed shall be given to each optionee, and each optionee shall have the right during such period (irrespective of whether the optionee ceases to be an employee of the Company or a subsidiary during such period) to exercise his or her option as to all or any part of the shares covered thereby, including any shares as to which the option has not yet become exercisable, or (II) the substitution for each outstanding option of a new option meeting the requirements of Section 424(a) of the Code.

      6. Interpretation. The words "employee", "own", "outstanding" and "disposition", the term "subsidiary corporation" and any other words or terms used in the Plan or in the options granted under the Plan which are defined or used in Section 422 or 424 of the Code shall, unless the context clearly requires otherwise, have the meanings assigned to them therein, irrespective of whether or not such options are incentive stock options.

      7. Reports and Returns. The appropriate officers of the Company shall cause to be filed, or furnished to all employees to whom options have been granted, any reports, returns or other information regarding the options granted hereunder or any shares issued pursuant to the exercise thereof as may be required by the Code, the Securities Act, the Exchange Act, the Employee Retirement Income Security Act of 1974, Regulation U or any other applicable statute, rule or regulation, as any such statute, rule or regulation has been amended to the time in question.

      8. Amendment. The Plan may be amended at any time and from time to time by the Board of Directors of the Company, but no amendment increasing the aggregate number of shares which may be issued under options granted pursuant to the Plan or affecting this sentence shall be effective unless the same be approved by the shareholders of the Company not later than the date 12 months after the Board adopts the amendment. No amendment of the Plan shall alter or impair any of the rights or obligations of any person, without his or her consent, under any option theretofore granted under the Plan.

      9. Termination. The Plan shall terminate upon the earlier of the following dates or events to occur:

            (a) upon the adoption of a resolution of the Board of Directors of the Company terminating the Plan; or

            (b)   July 6, 2008.

      No termination of the Plan shall alter or impair any of the rights or obligations of any person, without his or her consent, under any option theretofore granted under the Plan.

      10. Shareholder Approval. The Plan shall be submitted to the shareholders of the Company for their approval before July 7, 1999. No option granted hereunder shall be exercisable until such approval has been obtained. If the shareholders do not approve the Plan before July 7, 1999, the Plan shall terminate and any options theretofore granted hereunder shall thereupon be void without further action of the Company. The shareholders shall be deemed to have approved the Plan only if it is approved at a meeting of the shareholders duly held before July 7, 1999, by vote taken in the manner required by the laws of the State of New York.

[Note:  This Plan was adopted by the
Board of Directors on July 7, 1998
and is to be submitted for approval by
shareholders at the annual meeting
on November 19, 1998]